Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Gary Fischer

Chief Financial Officer

(510) 438-4700

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Crosses Major Milestone on Tongmei IPO

FREMONT, Calif., July 12, 2022 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor wafer substrates, today announced that its subsidiary in China, Beijing Tongmei Xtal Technology Co., Ltd. (“Tongmei”), was approved by the Shanghai Stock Exchange (“SSE”) for the listing of Tongmei’s shares in an initial public offering (the “IPO”) on the SSE’s Sci-Tech innovAtion boaRd (the “STAR Market”). The STAR Market IPO remains subject to review and approval by the China Securities Regulatory Commission (“CSRC”) and other authorities. The SSE will now forward Tongmei’s application to the CSRC for its review and approval.

Management Qualitative Comments

“We consider this to be a major milestone in our effort to complete the STAR Market IPO,” said Morris Young, chief executive officer. “The SSE review process is detailed, thorough, and lengthy. Its approval is an important step because we believe that the CSRC relies heavily on the work performed by the SSE. I want to congratulate our team for their hard work and diligence in getting to this point in the process. Although the timing for the IPO remains uncertain and depends upon many factors beyond our control, the achievement of this milestone adds to our confidence that Tongmei can complete the listing in this calendar year.”

STAR Market Listing is a Lengthy Process

The process of going public on the STAR Market includes several periods of review and, therefore, is lengthy. AXT believes that the SSE review, which has just been completed, is typically the longest part of the process. Subject to the review and approval by the CSRC and other authorities, Tongmei expects to complete the listing in the second half of 2022, probably in Q4 2022. AXT has posted a brief summary of the plan and the process on its website at http://www.axt.com.

About AXT, Inc.

AXT is a material science company that develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge). The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. End markets include 5G

AXT, Inc. Announces Milestone for IPO in China

July 12, 2022

infrastructure, data center connectivity (silicon photonics), passive optical networks, LED lighting, lasers, sensors, power amplifiers for wireless devices and satellite solar cells. AXT’s worldwide headquarters are in Fremont, California and includes sales, administration and customer service functions. AXT has its Asia headquarters in Beijing, China and manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the company has partial ownership in ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at http://www.axt.com.

Forward-Looking Statements

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, the progress, timing and estimated completion of the proposed listing of shares of Tongmei on the STAR Market. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the requests for redemptions by private equity funds in China of investments in Tongmei, the administrative challenges in satisfying the requirements of various government agencies in China in connection with the listing of shares of Tongmei on the STAR Market, continued open access to companies to list shares on the STAR Market, investor enthusiasm for new listings of shares on the STAR Market and geopolitical tensions between China and the United States. Additional uncertainties and factors include, but are not limited to: the timing and receipt of significant orders; the cancellation of orders and return of product; emerging applications using chips or devices fabricated on our substrates; end-user acceptance of products containing chips or devices fabricated on our substrates; our ability to bring new products to market; product announcements by our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins; the relocation of manufacturing lines and ramping of production; possible factory shutdowns as a result of air pollution in China or COVID-19; COVID-19 or other outbreaks of a contagious disease; tariffs and other trade war issues; the financial performance of our partially owned supply chain companies; policies and regulations in China; and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.